Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (this

"Agreement") is made and entered into as of the date of signature (the "Effective Date"), by and between Faes Farma, S.A., a corporation (sociedad anonima) organized under the Laws of Spain and having offices located at Avenida Autonomia 10, 48.940 Leioa (Biscay) Spain ("Faes"), and PTC Therapeutics, Inc., corporation organized under the Laws of the State of Delaware (U.S.A.) and having offices located at 100 Corporate Court, South Plainfield, NJ U.S.A.("PTC"). Faes and PTC are sometimes individually referred to herein as a "Party" and collectively as the "Parties".

Recitals

WHEREAS, Faes owns the Faes Product and owns or controls (whether by license or otherwise) the Licensed Assets.

WHEREAS, as of May 12th, 2015, Faes and Complete Pharma Holdings LLC (f/k/a Marathon Pharmaceuticals LLC) entered into a license and supply agreement by virtue of which Complete Pharma Holdings LLC acquired for the Territory certain rights on the Faes Product and the Licensed Assets and committed to purchase exclusively from Faes all of its requirements of Finished Product for the Territory during the Exclusive Manufacturing Term and to pay Faes Royalties during the Royalty Term (as such terms are defined in the referred agreement) on and subject to the terms and conditions set forth therein (the “Original Supply Agreement”).

WHEREAS, as of April 20th, 2017 PTC was assigned the Original Agreement by Complete Pharma Holdings LLC subrogating in its position and subsequently assuming its rights, duties and obligations under the Original Agreement. a.

WHEREAS, the Parties represent that certain sections of the Original Agreement regulated issues that have already been overcome and/or contained obligations that have been fulfilled by the corresponding Party and, subsequently, the Parties agree to remove them in order to streamline the Agreement.

WHEREAS, furthermore, the Parties desire to amend and restate the terms and conditions of the Original Agreement to memorialize certain modifications, agreements and understandings of the Parties for the continued manufacture and supply of the Finished Product(s) in accordance with the terms and conditions provided in this Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on and subject to the terms and conditions hereof, the Parties, intending legally to be bound hereby, agree as follows:

Section 1 Definitions; Interpretation

1.1Definitions. The following words, phrases, and capitalized terms, when used in this Agreement, shall have the following meanings:

"Act" shall mean the United States Federal Food, Drug and Cosmetic Act of 1938, (21 U.S.C. 301 et seq.), as amended from time to time, and all regulations promulgated thereunder.

"Active Pharmaceutical Ingredient" or "API" means, with respect to the Finished Product, the applicable active pharmaceutical ingredients.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to “control” another Person if such Person (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other corporation or company; or (b) has the power to direct or cause the direction of the management and policies of such other Person.

"[**]" has the meaning set forth in Section 5.4.

"[**]" has the meaning set forth in Section 5.4.

"Annual Net Sales" means, with respect to any Royalty Payment Year within the Royalty Term, the aggregate sales revenues of PTC or its Affiliates, subsidiaries or sublicensees with respect to sales of the PTC Suspension Product in the Territory to Third Parties (excluding for such purposes any Non-Commercial PTC Suspension Product) during such Royalty Payment Year, reduced by accruals in accordance with GAAP (to the extent applicable) for customer returns, refunds, discounts, rebates and other credits and allowances made with respect to such sales of the PTC Suspension Product during or with respect to such Royalty Payment Year (including, but not limited to, prompt pay discounts, product returns, bad debt, Medicaid, chargebacks, fees-for- service and Tricare), which are consistent with standard industry custom and practice.

"API Specifications" means, with respect to the API, the applicable specifications contained in PTC's effective FDA-approved IND for investigational product use and in PTC's FDA-approved NDA for commercial product use, as in effect from time to time during the Manufacturing Term, which shall consider the API specifications communicated by Faes to PTC.

"Business Day" means mean any day except a Saturday, Sunday or a day on which a commercial bank in Madrid, Spain, Leioa, Bizkaia, Spain, Derio, Bizkaia, Spain or New Jersey, U.S.A. is authorized to close.

"Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, with the first Calendar Quarter being the one commencing closest to ten (10) calendar months prior to the then reasonably anticipated FDA Approval date for the PTC Suspension Product in the Territory.

"Calendar Year" shall mean a period of twelve (12) consecutive calendar months ending on December

31st.

“Confidential Information” has the meaning set forth in Section 7.5.

"Cost of Goods Sold" or "COGS" means, with respect to Finished Product Manufactured and supplied to PTC by Faes under Section 5, the sum of the Direct Expenses and Manufacturing Overhead incurred by Faes in, and reasonably allocable to, the Manufacture of such Finished Product, where, as used herein:

(a)"Direct Expenses" means (i) those direct material and labor expenses which are incurred specifically to Manufacture such Finished Product, including costs of raw materials. Direct labor expenses include salary and fringe benefits (but exclude amounts associated with equity compensation or option plans) for personnel directly involved in the Manufacture of such Finished Product in accordance with specified quality requirements (e.g., cGMP, ISO) such as production, quality control, quality assurance and other personnel who participate directly in the production of such Finished Product and components thereof, and (ii) logistics expenses for supplying such Finished Product to PTC, including import and export duties, applicable Taxes, reasonable and customary brokerage fees, shipping insurance fees, port fees and storage fees, shipping and handling, quality control and quality assurance.

Direct Expenses shall also include reasonable out- of-pocket payments to Third Parties for direct services performed in the Manufacture of such Finished Product or components thereof; and

(b)"Manufacturing Overhead" means a reasonable allocation of other Manufacturing expenses associated with the Manufacture of quantities of such Finished Product, including (i) Faes personnel supporting the direct Manufacturing of such Finished Product, including labor and materials for quality control, quality assurance, raw material acquisition and acceptance, document control, calibration/validation of equipment used in the Manufacture of such Finished Product and other similar expenses, (ii) depreciation of or rent/lease expenses for property, plant or equipment used in the Manufacture of such Finished Product, (iii) direct plan management (e.g., supervisors and purchasing), (iv) plant services (e.g., engineering and production planning) associated with the Manufacture of such Finished Product, (v) plant maintenance, (vi) costs of plant fire insurance coverage, and (vii) other direct Manufacturing costs associated with the Manufacture of such Finished Product, in each case to the extent incurred by Faes in connection with the Manufacture of such Finished Product and reasonably allocable to the Manufacture of such Finished Product.

For purposes of this Agreement, Cost of Goods Sold shall be calculated in accordance with IFRS and shall be consistent from year-to-year during the Manufacturing Term. The methodology to be used in making the allocations of any costs included in Cost of Goods Sold shall upon PTC's request be reviewed by the Parties. As of the Effective Date, the Cost of Goods Sold with respect to a Unit manufactured and commercialized by Faes without complying with applicable U.S. FDA standards is €[**] per Unit. This Cost of Goods Sold may vary substantially if new investments or new procedures have to be implemented in the production process in order to comply with the applicable U.S. FDA standards or in case of modifications of certain specifications mutually agreed by the Parties.

"current Good Manufacturing Practice" or "cGMP" means all current good manufacturing practices (cGMP) and all applicable rules and regulations of Governmental Entities, both inside the Territory and in Spain (provided, however, that in the event any of the Manufacturing is performed in a jurisdiction or jurisdictions outside the Territory or Spain, cGMP shall also include all then applicable current good manufacturing practices and applicable rules and regulations of Governmental Entities of such additional jurisdictions), as applied at the Facility site(s) of manufacture and control, as amended from time to time and in effect during the Manufacturing Term.

"Develop", "Development" and "Developing" means, with respect to the PTC Suspension Product, drug development activities, including, but not limited to, CMC development, test method development and stability testing, assay development, audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs and the preparation, filing and prosecution of an NDA in the Territory.

“Disclosing Party” has the meaning set forth in Section 7.5.

"Exclusive Manufacturing Term" means the period commencing on the Effective Date and ending on the twelfth (12th) anniversary of the FDA Approval Date, subject to earlier termination in accordance with Section 5.12 (b).

"Facility" means Faes' manufacturing facilities located in [**], together with any other Faes facility in which the Manufacturing of the Finished Product occurs.

"Faes Information” has the meaning set forth in Section 7.5.

"Faes Product(s)" means the deflazacort oral suspension pharmaceutical product(s) as owned and currently supplied by Faes in certain markets in the world.

"FDA" means the U.S. Food and Drug Administration or any successor thereof.

"FDA Approval" means written approval by the FDA of the first PTC Suspension Product NDA filed by or on behalf of PTC or its Affiliates, subsidiaries, designees or sublicensees with an approved label indication for the treatment in humans of duchenne muscular dystrophy or another indication.

"Finished Product" means finished, labeled, bottled and packaged (in primary and/or secondary packaging, as mutually agreed upon by the Parties) PTC Suspension Product for commercial sale Manufactured and supplied to PTC by Faes under Section 5.

"Force Majeure Event" means, with respect to a Party, any event which is beyond the reasonable control of such Party, including, but not limited to, the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, customs closure, failure or default of public utilities or common carriers, government actions, terrorist attack, involuntary destruction of production facilities or the like (including, but not limited to, with respect to Faes, an inability to secure the necessary API, despite Faes' best efforts to do so, or, with respect to either or both Parties, a change in the FDA's related requirements).

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Entity" means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national, federal state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority, including, but not limited to, the FDA.

"IFRS" means International Financial Reporting Standards, consistently applied.

"IND" means an Investigational New Drug application filed with the FDA or any successor thereof in the Territory.

"IND Materials" means the materials listed in Appendix 1 to this Agreement.

"Intellectual Property" means any patents, patent applications, patent disclosures and inventions, trade secrets and other confidential and proprietary information (including, but not limited to, Inventions (whether patentable or unpatentable), and other intellectual property rights (excluding trademarks, service marks and trade names) and all copies and embodiments thereof (in whatever form or medium) and all modifications, improvements, additions, supplements, updates, renewals, continuations, continuations-in-part, reexaminations, reissues and extensions thereof.

"Inventions" means any inventions, developments, discoveries, improvements, works of authorship, or expressions thereof, whether or not subject to patent, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice.

"Know-How" means any and all tangible and intangible information and materials, including research and development data, regulatory submissions and correspondence, manufacturing information and processes, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, preclinical, clinical, and veterinary data), results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data.

"Knowledge" means, with respect to a Party, the actual knowledge of such Party and its directors, managers, officers and employees, after due inquiry.

"Law" means any statute, law, ordinance, regulatory rule, code or order of a Governmental Entity.

"License Term" means the period commencing on the Effective Date and continuing in perpetuity.

"Licensed Assets" means the Faes Product dossier and all chemistry, manufacturing and controls ("CMC") data, Intellectual Property, Know-How, Technology and other information owned or controlled (whether by license or otherwise) (a) by Faes as of the Effective Date or (b) is developed by Faes during the Manufacturing Term, which in either case supports, or would support an NDA requirements in the Territory by PTC for the PTC Suspension Product, including, but not limited to, the IND Materials.

"Lien" means any lien, mortgage, security interest, pledge, defect of title and other similar encumbrance.

"Losses" has the meaning set forth in Section 9.11.

"Manufacture" and "Manufacturing" means all activities related to the production, manufacture, processing, filling, finishing, labeling, packaging, shipping and holding of the Finished Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, stability testing, quality assurance and quality control.

"Manufacturing Term" means the Exclusive Manufacturing Term, together with any Renewed Manufacturing Terms.

"PTC Suspension Product" means a deflazacort oral suspension pharmaceutical product Developed by PTC under this Agreement based upon the Faes Product and utilizing the Licensed Assets and approved by the FDA for the treatment in humans of duchenne muscular dystrophy or another indication pursuant to an NDA filed by PTC or its Affiliates, subsidiaries, designees or sublicensees.

"PTC Tablet Product" means a deflazacort tablet pharmaceutical product for the treatment in humans of duchenne muscular dystrophy or another indication.

"NDA" means a New Drug Application, validly issued and approved by the FDA or any successor thereof in the Territory.

"Non-Commercial PTC Suspension Product" means any PTC Suspension Product Manufactured and supplied by Faes to PTC under Section 5 and used or distributed by PTC or its Affiliates, subsidiaries or sublicensees under or in connection with sampling programs, compassionate use/patient assistance/indigent care programs or clinical studies, programs or trials (including PTC's Expanded Access Program).

"Non-Commercial PTC Suspension Product Units Prepayment Amount" means the result of the following formula for the relevant period: [**].

"Non-Commercial PTC Suspension Product Units Report" means, with respect to the Non- Commercial PTC Suspension Product during the Royalty Term, a written report or reports showing each of the following with respect to the Non-Commercial PTC Suspension Product in the Territory: (a) Volume in Units of Non-Commercial PTC Suspension Product used or distributed, stating the applicable batch number of such Units; and (b) a description of the non-commercial use of those Units.

"Non-Exclusive Manufacturing Term" means the Manufacturing Term, excluding the Exclusive Manufacturing Term.

"Per Unit Supply Price" means (a) with respect to the Initial Royalty Term, €[**] Euros) per Unit; and (b) with respect to the Subsequent Royalty Term, an amount per Unit equal to Faes' actual COGS per Unit (not to exceed in any event €[**] Euros) per Unit); provided, however, that (1) in the event that Faes' actual COGS per Unit during such Subsequent Royalty Term exceed €[**] Euros) per Unit, Faes shall have the right to terminate its obligation to Manufacture and supply Finished Product to PTC under Section 5 of this Agreement on at least twelve (12) calendar months' prior written notice of such termination (provided that, as a condition to exercising such termination right, Faes shall [**], in which case, PTC shall be [**]; and (2) in the event that Faes' does not terminate its obligation to Manufacture and supply Finished Product to PTC under Section 5 of this Agreement in accordance with the foregoing clause (1), [**].

"Person" means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

"Pharmacovigilance Agreement" means the mutually acceptable Pharmacovigilance Agreement to be entered into between the Parties.

"Product Specifications" means, with respect to Finished Product to be Manufactured and supplied under this Agreement, the applicable specifications contained in PTC's effective FDA-approved IND for investigational product use and in PTC's FDA-approved NDA for commercial product use, as in effect from time to time during the Manufacturing Term, which shall consider the product specifications communicated by Faes to PTC; provided, however, Faes provides prompt advance notice of any planned or proposed changes to the product specifications and/ or changes to the manufacturing of the Finished Product .

“PTC Information” has the meaning set forth in Section 7.5.

"Quality Agreement" means the quality or technical agreement covering the Finished Product(s) Manufactured and supplied by Faes to PTC under this Agreement and in accordance with Section 5, which shall set out, among other things, the policies, procedures, and standards by which the Parties will coordinate and implement the operational and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to the Finished Product in and for the Territory (including, but not limited to, change control processes, changes to the Specifications and other changes to the API and/or PTC Suspension Product).

“Receiving Party” has the meaning set forth in Section 7.5.

"Regulatory Filings" means, with respect to the PTC Suspension Product, any submission to the FDA of any appropriate regulatory application, and shall include any IND or NDA.

"Renewed Manufacturing Term" has the meaning set forth in Section 5.12 (b).

"Royalties" has the meaning set forth in Section 6.1.

"Royalty Term" means with respect to the PTC Suspension Product, the period commencing on the FDA Approval date and ending on the twelfth (12th) anniversary thereof, February, 2029."Royalty Payment Year" means, with respect to the PTC Suspension Product, each calendar year (or portion thereof) during the Royalty Term.

"Royalty Payments" has the meaning set forth in Section 6.1.

"Sales & Royalty Report" means, with respect to the PTC Suspension Product during the Royalty Term, a written report or reports showing each of the following (in US Dollars) with respect to the PTC Suspension Product in the Territory: [**].

"[**]" has the meaning set forth in Section 5.4.

"Specifications" means the API Specifications and the Product Specifications.

"Subsequent Royalty Term" means, with respect to the PTC Suspension Product, the period commencing on the twelfth (12th) anniversary of the FDA Approval date and ending on the twelfth (12th)

anniversary of the Effective Date.

"Taxes" means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, VAT, use, excise, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, windfall profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Party by any taxing authority or other Governmental Entity under applicable Law.

"Technology" means any processes, techniques, batch records, specifications, formulations, assays, know-how, trade secrets and proprietary data rights.

"Territory" means the United States of America and its territories, possessions, commonwealths and protectorates.

"Third Party" means a Person who is not a Party or an Affiliate or subsidiary thereof.

"Unit" means one 13 ml bottle of Finished Product.

"Unit Prepayment Amount" means, with respect to any Calendar Quarter, the product of (a) the number of Units sold by PTC and its Affiliates, subsidiaries and sublicensees to Third Party customers during such Calendar Quarter, times (b) the applicable Per Unit Supply Price for such Units.

1.2	Interpretation. In this Agreement, unless otherwise specified:
(a)	“includes” and “including” shall mean respectively includes and including without limitation:
(b)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(c)the Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules and attachments;
(d)	references to Sections are to Sections of this Agreement unless otherwise specified;

(e)the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;

(f)any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form ;

(g)the words "hereof', "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(h)references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(i)the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favour of or against any Party by reason of the extent to which any Party participated in its preparation.

Section 2 Representations and Warranties

2.1	Representations and Warranties of PTC. PTC represents and warrants to Faes that:

(a)	PTC is a corporation duly formed under the Laws of the State of Delaware (U.S.A.);
(b)PTC has all requisite corporate power and authority to execute, deliver and perform this Agreement, and, upon the execution and delivery of this Agreement by the Parties hereto, this Agreement will constitute a valid and binding obligation of PTC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting the enforcement of creditors' rights generally and to general principles of equity;

(c)the execution, delivery and performance of this Agreement by PTC do not conflict with, or constitute a breach of, any material contract or agreement to which PTC is a party or by which PTC is bound;

(d)there is no litigation, proceeding or claim pending or, to PTC's Knowledge, threatened before any Governmental Entity that would prevent the consummation of any of the transactions contemplated by this Agreement, and no consent, authorization or approval of any Third Party (including, but not limited to, a Governmental Entity) is required or necessary in connection with this Agreement or the consummation of the transactions contemplated hereby; and
(e)there is no broker, finder or financial advisor acting or who has acted on behalf of PTC or its Affiliates who is entitled to receive any brokerage or finder's or financial advisory fee in connection with the transactions contemplated by this Agreement.

2.2	Representations and Warranties of Faes. Faes represents and warrants to PTC

(a)	Faes is a corporation (sociedad anónima) duly organized under the Laws of Spain;
(b)Faes has all requisite corporate power and authority to execute, deliver and perform this Agreement, and, upon the execution and delivery of this Agreement by the Parties hereto, this Agreement will constitute a valid and binding obligation of Faes, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting the enforcement of creditors' rights generally and to general principles of equity;
(c)the execution, delivery and performance of this Agreement by Faes do not conflict with, or constitute a breach of, any material contract or agreement to which Faes is a party or by which Faes is bound;

(d)there is no litigation, proceeding or claim pending or, to Faes' Knowledge, threatened before any Governmental Entity (i) relating to the Faes Product or any of the Licensed Assets, or (ii) that would prevent the consummation of any of the transactions contemplated by this Agreement, and no consent, authorization or approval of any Third Party (including, but not limited to, a Governmental Entity) is required or necessary in connection with this Agreement or the consummation of the transactions contemplated hereby;

(e)Faes has (i) good and valid title to the Faes Product and the Licensed Assets to be licensed to PTC by Faes under this Agreement, with the full right, power and authority to grant to PTC the licenses contemplated by this Agreement, and (ii) a valid, irrevocable and perpetual license and right to hold, use and sublicense to PTC the Licensed Assets to be sublicensed to PTC by Faes under this Agreement, in each case free and clear of any and all Liens;
(f)neither Faes nor its Affiliates have granted to any Third Party any license, sublicense or other right or interest in or with respect to the Faes Product or any of the Licensed Assets in or with respect to the Territory, and no Third Party has a superior right to Faes or its Affiliates in or with respect to the Faes Product or the use of any of the Licensed Assets in or with respect to the Territory;
(g)to Faes' Knowledge, no Third Party is engaging in any activity that contravenes, infringes or encroaches upon, misappropriates or otherwise violates any of the Licensed Assets. None of the Licensed Assets

(i) contravenes, infringes or encroaches upon, misappropriates or otherwise violates the intellectual property or other proprietary rights or interests of any Third Party or (ii) is involved in any cancellation, nullification, reissue, interference, re-examination, or opposition proceedings, and no inequitable conduct that would be in violation of 37 C.F.R. § 1.56, or its foreign equivalent, if applicable, has been committed in the prosecution of any of the same; all maintenance fees, annuity fees, renewal fees and similar payment obligations with respect to the Licensed Assets have been timely paid; no litigation, proceeding or claim is pending or, to Faes' Knowledge, threatened against Faes or its Affiliates (A) based upon, challenging or seeking to deny or restrict the use of any of the Licensed Assets or (B) alleging that the use of any of the Licensed Assets contravenes, infringes or encroaches upon, misappropriates or otherwise violates the intellectual property or other proprietary rights or interests of any Third Party; and

(h)there is no broker, finder or financial advisor acting or who has acted on behalf of Faes or its Affiliates who is entitled to receive any brokerage or finder's or financial advisory fee in connection with the transactions contemplated by this Agreement.

2.3Data Protection. All personal data obtained or shared during the Term of the Agreement will be processed in accordance with all applicable data protection laws and regulations on a controller to controller basis, including compliance with the REGULATION (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”). Each Party will process any personal data received from the other Party or processed under the Agreement in order to fulfill its respective obligations. The legal basis that legitimizes the Parties for the processing of personal data is the execution of this Agreement. The Parties shall preserve the personal data until the end of the contractual relationship and, subsequently, for the legal demanded time periods. The Parties may disclose personal data to its Affiliates, if necessary. Each Party warrants that it shall inform or obtain the prior written consent of each individual, employee or contractor, as required by applicable law, for the disclosure of their respective personal data to the other Party and processing in accordance with this Section 2.3. In the event any of the Partis is provided or otherwise obtain access to, or treats in any manner, personal data as data processor for which the other Party is considered a data controller, Appendix 3 shall apply. In addition, each Party will promptly and without undue delay in any case no later than [**] from becoming aware of a data breach, report (i) any potential or actual personal data breach and provide all relevant information in order for the other Party to meet its data breach reporting obligations under applicable laws and (ii) any other notification or request a Party may receive from a supervisory authority during an inspection or of an audit to start, if this also affects the personal data belonging to a Party to this Agreement. Notices to the Parties, including the exercise of rights by data subjects (right of access, rectification, erasure, restriction of processing, data portability, not being object of automated decisions) shall be made to PTC to its Data Privacy team at [**] and to Faes to [**].

Furthermore, the Parties include herein as Appendix 4 a separate agreement in order to cover the international transfer of personal data, being one Party a data controller based on the EU and the other Party a data controller based in the United States.

Section 3 License Grant

3.1License Grants. During the License Term, Faes hereby grants to PTC (a) a right and license in, to and under the Faes Product and (b) a right and license or sublicense, as the case may be, in, to and under the Licensed Assets, in each case (i) including the right to grant sublicenses or sub-sublicenses, as the case may be, with respect thereto through multiple tiers to PTC's Affiliates or subsidiaries and/or Third Parties (on written notice to Faes), and (ii) to research, Develop, seek and obtain regulatory approval for, market, promote, distribute, offer to sell and/or sell, use, commercialize and, solely as expressly permitted under this Agreement, manufacture (or have manufactured by an Affiliate, subsidiary or Third Party) the PTC Suspension Product in and for the Territory. The foregoing rights and licenses shall be exclusive (even as to Faes and its Affiliates) during the Manufacturing Term and non-exclusive thereafter. If PTC grants a sublicense or sub-sublicense, as the case may be, with respect to its rights and licenses under this Section 3 to a Third Party, (A) each such sublicense or sub-sublicense shall be in writing, (B) the terms and conditions of such sublicense or sub- sublicense shall be consistent with the terms and conditions of this Agreement and shall not jeopardize, reduce or in any other way limit Faes' rights under this Agreement and (C) PTC shall be liable for any such sublicensee's or sub-sublicensee's breach of this Agreement or Losses caused to Faes as a result of such sublicenses or sub- sublicenses.

3.2Right to List or Otherwise Include Licensed Assets in Regulatory Filings. The rights and licenses granted in this Section 3 include the right for PTC or its Affiliates, subsidiaries, designees or sublicensees to list or otherwise include, as appropriate, any Licensed Assets in any Regulatory Filings (including the "Orange Book", if applicable) with respect to the PTC Suspension Product in the Territory.

3.3	Reservation of Rights by Faes and its Affiliates.
(a)The Parties acknowledge and agree that, subject to the terms and conditions of this Agreement, Faes and its Affiliates reserve all rights under the Licensed Assets to research, develop and manufacture the Faes Product for any and all purposes both inside the Territory (with PTC's prior written consent, not to be unreasonably withheld) or outside the Territory.
(b)The rights and licenses granted to PTC under this Agreement shall not include any right to research, develop, seek and obtain regulatory approval for, market, promote, distribute, offer to sell and/or sell, market, use, distribute, commercialize, import, manufacture and/or have manufactured the Faes Product and/or the PTC Suspension Product outside the Territory, provided, however, that, notwithstanding the foregoing, PTC may research, develop, import and (to the extent expressly permitted under this Agreement) manufacture and/or have manufactured PTC Suspension Product outside the Territory solely for purposes of seeking and obtaining FDA Approval for and marketing, promoting, distributing, offering to sell and/or selling, marketing, using, distributing or commercializing the PTC Suspension Product in the Territory.
(c)Notwithstanding the rights and licenses granted to PTC under this Agreement or anything else in this Agreement to the contrary, for the avoidance of doubt, (i) Faes shall retain the right (which shall be exclusive vis-a-vis PTC and its Affiliates and sublicensees) under the Faes Intellectual Property and Know-How to research, develop, make and have made, use, market, distribute, offer for sale, sell and import the Faes Product outside the Territory for any and all purposes, including seeking to obtain regulatory approval for the Faes Product in all countries outside the Territory; (ii) Faes shall retain the right (which shall be exclusive vis-a-vis PTC and its Affiliates and sublicensees) to research, develop, make, have made, use, market, offer for sale, sell and import the Faes Product for any and all uses in all countries, territories or jurisdictions other than the Territory; and (iii) Faes shall retain the right (which shall be exclusive vis-a-vis PTC and its Affiliates and sublicensees) with respect to the Faes Product to obtain, register or file any right and interest outside the

Territory in and to all issued patents or pending patent applications or similar rights, including all provisional patent applications, substitutions, continuations, continuations-in-part, divisions and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates.

(d)For purposes of rights and licenses granted to PTC under this Agreement, for the avoidance of doubt, Faes expressly declares, and PTC expressly acknowledges, that as of the Effective Date the Licensed Assets do not include any patents or pending patent applications in the Territory with respect to, or that claim, the Faes Product or the Licensed Assets, and Faes shall have no liability or obligation whatsoever with respect to pursuing, obtaining, registering or filing patents and/or patent applications in the Territory with respect to, or that claim, the Faes Product or the Licensed Assets. This Agreement does not prohibit PTC, to the extent PTC deems it appropriate, to pursue, obtain, register or file patents and/or patent applications in the Territory in the name of PTC or its Affiliates, subsidiaries or sublicensees with respect to the PTC Suspension Product.

3.4No Implied License. Only the rights and licenses expressly granted to PTC under this Agreement shall be of legal force and effect as between the Parties, and no other right or license shall be created or deemed granted by or under this Agreement, whether by implication, estoppel or otherwise.

Section 4 Development

4.1Development Responsibility and Authority. PTC had the responsibility and authority (with Faes' input, advice and assistance) with respect to the Development of the PTC Suspension Product for the treatment in humans of duchenne muscular dystrophy or another indication designated by PTC, in its discretion and at its expense, in and for the Territory. PTC shall continue to have responsibility and authority (in PTC's discretion and at PTC's expense) for and with respect to (a) determining the regulatory plans, strategies and Regulatory Filings for the PTC Suspension Product in the Territory, (b) making all Regulatory Filings (either itself or through its Affiliates, subsidiaries, designees or sublicensees) with respect to the PTC Suspension Product in the Territory in the name of PTC or its Affiliates, subsidiaries, designees or sublicensees and (c) obtaining, owning and/or maintaining the NDA(s) and other Regulatory Filings with respect to the PTC Suspension Product in the Territory in the name of PTC or its Affiliates, subsidiaries, designees or sublicensees.

4.2Parties' Collaboration Regarding Manufacturing Research and Development. The Parties shall continue to work in good faith work collaboratively with each other with respect to the PTC Suspension Product for the Territory, if applicable and only as necessary to support PTC Suspension Product and approved NDA(s) in the Territory, which are convenient, advisable or appropriate in order to make the PTC Suspension Product viable in the Territory and (b) Faes shall use reasonable efforts with respect to manufacturing research of the PTC Suspension Product for the Territory (including the implementation thereof) as necessary to support PTC’s Suspension Product NDA filed in the Territory by PTC, including, but not limited to, using best efforts, within Faes' control, in order to assist PTC (at PTC’s expense), wherever reasonably possible, to meet PTC's requirements or commitments of the PTC Suspension Product in the Territory.

4.3Development Costs and Expenses. Should any new applicable U.S. FDA standards or regulation enter into force, PTC shall fund any potential expenses derived thereof and related to physical industrial improvements or adaptations of Facility and/or equipment or new manufacturing equipment required, provided that such expenses shall be subject to PTC’s prior written approval.

4.4Each of the Parties agree that in performing its obligations under this Agreement (including, but not limited to, this Section): (a) it shall comply with all applicable Laws, including, but not limited to, all applicable regulatory standards, including cGMP; and (b) it will not employ or use any Person that has been debarred by the FDA under Section 306(a) or 306(b) of the Act.

Section 5. Finished Product Supply

5.1Supply of Finished Product. Subject to the terms and conditions of this Agreement, during the Manufacturing Term, Faes shall Manufacture and supply the Finished Product to PTC, and PTC shall acquire the Finished Product from Faes, in and for the Territory as follows:
(a)	on an exclusive basis during the Exclusive Manufacturing Term; and
(b)	on a non-exclusive basis during the Non-Exclusive Manufacturing Term.

Faes acknowledges and agrees that the Finished Product Manufactured and supplied to PTC during the Manufacturing Term shall constitute the only deflazacort oral suspension product manufactured or supplied by Faes or its Affiliates for use in the Territory during the Manufacturing Term.

PTC acknowledges that (except as expressly provided for under this Agreement) PTC shall purchase exclusively from Faes all of its requirements for PTC Suspension Product for the Territory during the Exclusive Manufacturing Term, and that (except as expressly provided for under this Agreement) PTC shall cause PTC's Affiliates, subsidiaries and sub-licensees to purchase exclusively from Faes all of its requirements for PTC Suspension Product for the Territory during the Exclusive Manufacturing Term.

5.2	Forecasts and Purchase Orders.

(a)On or before the first [**] calendars days of each Calendar Month during the Manufacturing Term, PTC shall provide to Faes a written, good faith rolling forecast (each, a "Regular Forecast") of the quantity of Finished Product that PTC estimates ordering in or with respect to the coming [**] calendar month period of time under this Agreement. Only the first [**] calendar months of each Regular Forecast shall be binding with regard to the estimated quantities of Finished Product specified therein; the remaining [**] calendar months of each Regular Forecast shall be non-binding with regard to the estimated quantities of Finished Product specified therein.

(b)  Firm purchase orders (each, a "Purchase Order") for quantities of Finished Product to be manufactured and supplied by Faes under this Agreement shall be submitted to Faes by PTC on or before the [**] during the Manufacturing Term. Such Purchase Orders shall, among other things, specify the desired delivery date of the applicable Finished Product, which specified desired delivery date shall not, in any event, be less than [**] calendar months after PTC's delivery of such Purchase Order to Faes.

5.3	Supply, Acceptance, Delivery and Remedies.
(a)During the Manufacturing Term, Faes shall supply the quantity of Finished Product specified in each Purchase Order on the specified desired delivery date; provided that (i) such Purchase Order has been submitted to Faes at least [**] calendar months prior to the specified desired delivery date in accordance with this Section 5 and (ii) no Force Majeure Event is preventing Faes from timely performing such supply obligation.

(b)Prior to the shipment of any Finished Product to be Manufactured and supplied by Faes to PTC under this Agreement, Faes shall deliver to PTC, for PTC's review and approval, the following release documentation with respect to such shipment of Finished Product: the applicable certificate of analysis, certificate of compliance, executed batch records, test records and other release documents specified in the Quality Agreement (collectively, the "Release Documentation"). PTC shall have [**] Business Days after its receipt of such Release Documentation to review such Release Documentation in order to determine, based upon such Release Documentation, whether such Finished Product does or does not conform to the applicable Specifications, cGMPs and Laws, the applicable Purchase Order and this Agreement and to either accept or reject such shipment of Finished Product as conforming or non-conforming by delivering written notice thereof to Faes prior to the end of such [**] Business Day period. If PTC either accepts such shipment of Finished Product as conforming, or fails to reject such shipment of Finished Product as non-conforming, in either case in writing in accordance with the preceding sentence, Faes shall be permitted to ship such Finished Product to PTC, with (i) delivery of such Finished Product to be made CIF sea or CIP air (at Faes' choice) (lncoterms 2000) from Bilbao, Spain port to PTC's specified designation using a freight carrier chosen by Faes and reasonably acceptable to PTC and (ii) title and risk of loss therein and thereto passing to PTC upon delivery of such Finished Product to the applicable freight carrier at Bilbao, Spain port.
(c)Upon PTC's receipt of any such shipment of Finished Product, PTC shall perform a visual inspection thereof to determine whether such Finished Product does or does not conform to the applicable Specifications, cGMPs and Laws, the applicable Purchase Order and this Agreement. PTC shall notify Faes in writing without unreasonable delay if it determines based on such inspection that such shipment of Finished Product is non-conforming in any respect. Except as to defects that could not reasonably have been discovered by such visual inspection, the Finished Product in such shipment shall be deemed to have been accepted by PTC if Faes has not received such written notice of non-conformance from PTC within [**] calendar days after the date of PTC's receipt of such shipment. PTC shall notify Faes of any latent defects in such shipment of Finished Product that could not reasonably have been discovered by such visual inspection within [**] calendar days after discovery thereof.
(d)If Faes receives timely notice from PTC pursuant to this Section 5.3 of the non-conformity of a shipment of Finished Product, and agrees that such shipment is non- conforming (or, in the event that Faes disagrees that such shipment is non-conforming, if an independent laboratory or expert mutually acceptable to the Parties determines that the shipment is non-conforming), Faes shall, at PTC's election, [**].

5.4	Failure to Supply Finished Product.

In the event that (A) Faes becomes aware at any time during the Manufacturing Term that it is unable or likely to be unable to fulfill any PTC Purchase Order in a timely manner (whether as a result of a Force Majeure Event or otherwise), or (B) Faes materially breaches its main obligations under Section 5 of this Agreement, Faes shall immediately notify PTC thereof (which notification shall include the underlying reason for such supply delay or breach, the proposed remedial measures and the date that such supply delay is expected to end or such material breach is expected to be cured). In the event that Faes so notifies PTC of [**] (each, a "Supply Failure"), the Parties shall [**]. In the event that the Parties [**], and with respect to [**] in accordance with Section [**], (a) PTC shall [**], (b) if [**], (c) PTC shall [**] and (d) PTC shall [**]. Faes shall [**], including, but not limited to, [**], with PTC [**]. Without prejudice of the foregoing, if Faes [**], Faes shall [**].

5.5	Supply Price; Invoicing.
(a)In consideration for each Unit of Finished Product Manufactured and supplied by Faes to PTC under this Section 5, PTC shall pay to Faes the Per Unit Supply Price, which, the Parties expressly acknowledge and agree, with respect to the Royalty Term, constitutes a prepayment, in part, of the Royalty Payments otherwise payable to Faes by PTC under Section 6.1 with respect to such Royalty Term.
(b)With respect to each shipment of Finished Product Manufactured and supplied by Faes to PTC under this Section 5, Faes shall invoice PTC for an amount equal to the product of (a) the number of Units included in such shipment of Finished Product, times (b) the Per Unit Supply Price, promptly after delivery of such shipment of Finished Product to PTC. PTC shall pay Faes such invoiced amount within [**] calendar days after its receipt of the invoice for such shipment of Finished Product.

5.6Finished Product Warranty. Faes represents, warrants and covenants to PTC that: (a) the Finished Product Manufactured and supplied by Faes to PTC under this Section 5 shall conform to the applicable Specifications, cGMPs, Laws and the Quality Agreement; (b) Faes will convey good and valid title to the Finished Product Manufactured and supplied by Faes to PTC under this Section 5, free and clear from any and all Liens; (c) as of the time of delivery of any such Finished Product to PTC hereunder, such Finished Product will not be adulterated or misbranded under the Act or other applicable Law; and (d) as of the time of delivery of any such Finished Product to PTC hereunder, such Finished Product will have a remaining shelf equal to or greater than [**] percent ([**]%) of its then current FDA approved shelf life (and, in no event, less than [**] months of its remaining shelf-life).

5.7[**]. During the Exclusive Manufacturing Term, PTC will [**]; provided, however, that (i) those [**] will be [**] under this Agreement,; and (ii) [**] under this Section 5.7 shall be [**].

5.8API Components and Raw Materials. Faes shall be responsible, at its cost, for the procurement, manufacture and qualification of the API and any components or raw materials required for the Manufacture of the Finished Product.

5.9Manufacturing Records. Faes shall maintain and/or cause its Third Party suppliers or API, components and raw materials to maintain all records and other materials necessary to comply with applicable cGMPs and all applicable Laws relating to the Manufacture and supply of the Finished Product under this Section 5. All such materials shall be maintained for such period as may be required by applicable Law; provided, however, that all records relating to the Manufacturing (including stability and quality control) of each batch of Finished Product shall be retained until at least the [**] of the end of its then-current FDA approved shelf-life, unless a longer period is required by applicable Law. Notwithstanding anything in this Section 5.9 to the contrary, if Faes desires to destroy or discard any such materials, Faes shall notify PTC (with specificity as to which materials that it desires to destroy or discard) in writing prior to doing so, and PTC shall have the right to take custody of such materials within [**] Business Days after receipt of such notice.

5.10Audits and Facility Access. During the Manufacturing Term, Faes shall allow, during regular business hours and on reasonable prior notice, PTC's quality assurance, quality control, compliance and other relevant personnel (including PTC's agents/consultants provided they are under the same confidentiality obligations as PTC regarding Faes confidential information), to audit the Facilities and related documentation and the Manufacture of Finished Product to be Manufactured and supplied under this Section 5 [**] without cause and additional times per Calendar Year as necessary for cause (each, an "Audit"). The purpose of any such Audit shall solely be to assess compliance with applicable cGMPs and Laws. Furthermore, Faes will allow inspectors from the FDA and other relevant Governmental Entities in the Territory to perform required inspections of such Facilities and related documentation with respect to the Finished Product. Faes shall, without delay, inform PTC of any such proposed or unannounced FDA or other such Governmental Entity inspections of such Facilities. Faes agrees to permit one or more qualified representative(s) of PTC to be present on site during any such FDA or other such Governmental Entity inspections pertaining to the Finished Product. Faes shall, without undue delay, provide a summary report of the results of any such FDA or other such Governmental Entity inspection to PTC. Faes shall, without delay, notify PTC of any FDA or other such Governmental Entity request for samples of the Finished Product.

5.11	Quality Agreement and Pharmacovigilance Agreement.
(a)The Parties have entered into a Quality Agreement, the most recent version dated [**], which shall remain in effect. Any changes requested by PTC shall follow the process set forth in the Quality Agreement.

(b)Pharmacovigilance. The Parties agree that PTC shall have primary responsibility for the monitoring of all filing of all required reports concerning the PTC Suspension Product in the Territory throughout its development and commercialization in the Territory. Faes its Affiliates or its Third Party partners shall have primary responsibility for the monitoring of all filing of all required reports concerning the Faes Product in the countries, territories or jurisdictions in which Faes (either directly or indirectly) or its Affiliates or Third Party partners commercialize with respect to, the Faes Product. Specific details regarding the management of information adverse events related to the PTC Suspension Product in the Territory and delineated in the Pharmacovigilance Agreement by the Parties remains in effect, provided, however, that in any event each Party agrees to provide the other Party with such information regarding adverse events with respect to the PTC Suspension Product or the Faes Product, as the case may be, within such time frames as are required by applicable Laws.

5.12	Manufacturing Term.
(a)Upon expiry of the Exclusive Manufacturing Term, the Manufacturing Term shall automatically be renewed for a five (5) calendar year period (each, a "Renewed Manufacturing Term"), unless either Party gives the other Party written notice of non-renewal at least twelve (12) calendar months prior to the expiry of such Exclusive Manufacturing Term or Renewed Manufacturing Term, as the case may be.
(b)	The Manufacturing Term may be terminated at any time by mutual written agreement of the Parties.

Section 6. Other Financial Provisions

6.1Royalty Payments. In consideration for the rights and licenses granted to PTC under Section 3 of this Agreement, PTC shall pay royalties to Faes as set forth in this Section 6.1(collectively, the "Royalties"), with the amounts payable under this Section 6.1 sometimes being collectively referred to in this Agreement as the "Royalty Payments"):
(a)	Royalty Term. With respect to the Royalty Term:

PTC shall pay to Faes Royalties (which the Parties expressly acknowledge and agree are inclusive of the supply price prepaid to Faes by PTC under Section 5 with respect to Finished Product Manufactured and supplied by Faes to PTC thereunder) which shall be calculated as a percentage of - or as a fixed payment with respect to - the Annual Net Sales of the PTC Suspension Product in the Territory by PTC and its Affiliates, subsidiaries or sublicensees per Calendar Quarter during the Royalty Term in accordance with the table below (with each Royalty percentage or fixed payment, as the case may be, set forth below applicable only with respect to Annual Net Sales of PTC Suspension Product within the applicable range set forth below):

Annual Net Sales	Royalty Percentage or Fixed Payment
[**]	[**]
[**]	[**]
[**]	[**]

In making any Royalty Payments with respect to Royalties under this Section 6, PTC shall [**].

(b)Subsequent Royalty Term. With respect to the Subsequent Royalty Term, PTC shall pay to Faes Royalties equal to [**] percent ([**]%) of the Annual Net Sales of the PTC Suspension Product in the Territory by PTC and its Affiliates, subsidiaries, sublicensees or sub-sublicensees per Calendar Quarter.

(c)Sales & Royalty Reports. Within [**] calendar days after each Calendar Quarter during the Royalty Term, PTC shall provide to Faes a Sales & Royalty Report for such Calendar Quarter.

(d)Non-Commercial PTC Suspension Product Units Reports. Within [**] calendar days after each Calendar Quarter during the Royalty Term, PTC shall provide to Faes a Non-Commercial PTC Suspension Product Units Report for such Calendar Quarter.

(e)Royalty Payments. Royalty Payments payable under this Section 6.1 shall be calculated and paid on a Calendar Quarter basis by wire transfer of cash or other immediately available funds to the account designated in writing by Faes, within [**] calendar days after the end of each Calendar Quarter during the Royalty Term.

6.2Payment Terms; Currency. All payments to a Party by the other Party under this Agreement shall be made by wire transfer of cash or other immediately available funds to the credit of such bank account of such Party as may be designated by such Party in this Agreement or on written notice to the other Party from time to time as provided for in this Agreement. Any payment under this Agreement which falls due on a date which is not a Business Day shall be made on the next succeeding Business Day. Except as expressly set forth in this Agreement, all payments under this Agreement shall be made in US Dollars.

6.3Taxes; Withholding. Each Party shall bear sole responsibility with respect to any Taxes payable with respect to payments or other amounts received by such Party under this Agreement. To the extent that a Party making payments to the other Party under this Agreement is required under applicable Law to deduct and withhold an amount from such payment(s), such Party shall entitled to do so and such withheld amount(s) shall be treated for all purposes of this Agreement as having been paid, and proof of payment from the applicable taxing authority shall be provided to the Party on whose behalf the applicable Tax was paid.

6.4	Records and Audits

(a)PTC shall keep complete, true and accurate books and records in accordance with GAAP in relation to this Agreement and the transactions contemplated hereby, including, Annual Net Sales, Royalties and Royalty Payments. Faes shall keep complete, true and accurate books and records in accordance with IFRS in relation to this Agreement and the transactions contemplated hereby, including COGS. Each Party will keep such books and records for at least [**] calendar months following the applicable Calendar Quarter to which they pertain.
(b)Not more often than [**] during the Royalty Term, Faes shall have the right for a period of [**] calendar months following receipt of the applicable Sales & Royalty Report and the Non-Commercial PTC Suspension Product Units Report to audit, whether by itself or through its Affiliate(s) and/or to appoint an internationally-recognized independent accounting firm approved by PTC (whether Faes, its Affiliate or an independent accounting firm, the "Auditor") to audit the relevant books and records of PTC solely with respect to such Sales & Royalty Report and Non-Commercial PTC Suspension Product Units Report for purposes of verifying the accuracy thereof and of the Annual Net Sales, Royalties and Royalty Payments set forth therein. Where the Auditor is not Faes, such Auditor shall execute and deliver to PTC a confidentiality agreement, in form and substance acceptable to PTC, have the right to disclose to Faes and/or other Affiliates of Faes its conclusions regarding the applicable Sales & Royalty Report, Non- Commercial PTC Suspension Product Units Report and the Annual Net Sales, Royalties and Royalty Payments set forth therein. Faes agrees to hold in confidence all information received and all information learned in the course of any such audit, whether received or learned directly or through an Affiliate or other Auditor), except to the extent that such information is not confidential and/or it is necessary to disclose it to enforce its rights under this Agreement or if disclosure is required by applicable Law.

(c)[**].

(d)	If there is a dispute between the Parties following any audit performed pursuant to this Section

6.4 which is not resolved by mutual agreement of the Parties, either Party may [**]. In the event an [**], the Parties shall [**]: (i) the Party [**] of this Section 6.4(d); (ii) within [**] Business Days after the [**], the Parties shall [**]; (iii) the [**]; (iv) the [**]; (v) the [**] of any of the terms and conditions thereof; and (vi) [**].

6.5Right of Setoff. The Parties hereby expressly acknowledge and agree that each Party shall have the right to offset against any undisputed payments payable to the other Party under this Agreement any amounts owed by such other Party under this Agreement.

Section 7. Infringement of Licensed Assets by Third Parties

7.1Infringement. Each Party shall promptly notify the other Party of any actual, suspected or threatened infringement, violation or misappropriation of the Licensed Assets within the Territory ("Infringement") that comes to its attention and shall provide such other Party with available evidence of such Infringement.

7.2Right to Bring Action. PTC shall have the sole right (either itself or through its Affiliates, designees or sublicensees) to send notices and bring and conduct actions in relation to any Infringement. Faes will co-operate fully with PTC or its Affiliates, designees or sublicensees, as the case may be, in taking all reasonable steps requested thereby in connection with any Infringement action, including joining in legal proceedings. PTC shall bear the out- of pocket costs of any such legal proceedings, and shall be entitled to [**] percent ([**]%) of any damages, account of profits and/or awards of costs recovered.

7.3Exception. In the event that PTC does not take reasonable steps to prevent any individual Infringement within [**] days of becoming aware or receiving notice thereof, Faes shall thereafter have the right (but shall not be under any obligation in this regard) to send notices and bring and conduct actions in relation to such Infringement. PTC will co-operate fully with Faes in taking all reasonable steps requested by Faes in connection with any such Infringement action, including joining in legal proceedings. Faes shall bear the costs of any such legal proceedings, and shall be entitled to [**] percent ([**]%) of any damages, account of profits and/or awards of costs recovered.

7.4Settlements. The Parties shall reasonably consult with each other with respect to any such Infringement before accepting any settlement thereof or any judicial finding which is reviewable by a higher authority with respect thereto.

7.5	Confidentiality and Public Disclosure.

(a)The Parties shall comply with their respective obligations under the CDA. All obligations contained in the CDA shall form part of, be construed in accordance with and be subject to the provisions of the provisions of this Agreement. To the extent that any provisions of the CDA conflicts with a provision of this Agreement, the provisions in this Agreement with prevail except otherwise agreed herein. For the avoidance of doubt, the Parties expressly agree that Clause 7.1 of the CDA (“Term”) shall be replaced by Clause 8.5(f) of this Agreement.
(b)Faes will hold in strict confidence, and shall not disclose to any Third Party without PTC’s prior written consent, all proprietary or Confidential Information and materials provided by PTC and any information generated or derived from the foregoing (collectively, “PTC Information”). Faes further agrees that it shall not use or disclose PTC Information for any purpose out of the scope of this Agreement and that it will protect PTC Information by using the same degree of care, but in no event less than a reasonable degree of care, to prevent the unauthorized disclosure or use of such PTC Information as uses to protect Faes Information.

(c)PTC will hold in strict confidence, and shall not disclose to any Third Party without Faes’s prior written consent, all proprietary or Confidential Information and materials provided by Faes hereunder and any information generated or derived from the foregoing (collectively “Faes Information”).

(d)Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the Receiving Party (as such term in defined in the CDA) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know- How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, visual inspection or otherwise) that is disclosed to it by the Disclosing Party (as such term in defined in the CDA), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present or future marketing, financial, or commercial activities of any Product or useful technology of the Disclosing Party or the pricing thereof and/or any other information defined as Confidential Information in the CDA, except to the extent that it can be established by the Receiving Party that such Confidential Information:
(i)was in the lawful knowledge and possession of the Receiving Party prior to the time it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;
(ii)was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party by the Disclosing Party;

(iii)became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party by the Disclosing Party and other than through any act or omission of the Receiving Party in breach of this Agreement or the Existing Confidentiality Agreement; or
(iv)was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

(e)Neither Party (nor any of their respective subsidiaries and Affiliates) shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as may be required by Applicable Law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with a reasonable opportunity to first review the release or other public announcement, to the extent practicable.

(f)These confidentiality obligations shall survive termination or expiration of this Agreement for a period of [**], provided that with respect to Confidential Information that is a trade secret under applicable laws, such rights and obligations will survive until, if ever, such Confidential Information loses its trade secret protection other than due to an act or omission of the Receiving Party or its representatives.

Section 8. Perpetuity

At the expiry of the Subsequent Royalty Term, the rights and licenses granted to PTC under Section 3 shall automatically convert into royalty-free, fully paid-up and non-assessable rights and licenses.

Section 9. Miscellaneous

9.1	Governing Law. This Agreement shall be governed by, and construed under, the laws of the Kingdom of Spain.

9.2Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party's prior written consent, except that (a) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) PTC may assign this entire Agreement without Faes' prior written consent to a Third Party acquirer, successor or designee

(i) to all or substantially all of PTC's business or assets or (ii) to all of PTC's rights with respect to the PTC Suspension Product in the Territory, provided, however, that the assigning Party shall remain responsible for the assignee's full and accurate performance of its pre and post-assignment obligations under this Agreement.

Any attempted assignment in contravention of the foregoing shall be void.

Further, and without limiting the foregoing, PTC and Faes shall be permitted to engage their respective Affiliates and/or subsidiaries to perform services to assist the respective Party in performing its respective obligations under this Agreement, including with respect to the Manufacturing, Development and/or commercialization of the PTC Suspension Product in and for the Territory, provided that the applicable Party shall remain liable for the full and accurate performance of such respective obligations.

9.3Insurance. At all times while this Agreement is in effect and for [**] thereafter, Faes and PTC shall each maintain general liability insurance (including, without limitation product liability insurance, liability for property damage, personal injury and contractual liability) with Products/Professional at limits not less than

$[**] per occurrence/$[**] aggregate; and with respect to Faes only, maintain Workers’ Compensation as required by all Applicable Laws and Employer’s Liability coverage with a limit of not less than $[**]. Upon request, each Party shall provide Certificates of Insurance verifying insurance limits agreed upon as well as a [**] Notice of Cancellation.

9.4Force Majeure. If and to the extent that either Party is prevented or delayed by a Force Majeure Event from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting such Force Majeure Event, together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

9.5Arbitration. All disputes arising out of or in connection with this Agreement shall be settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) in force at the time of submitting the request of arbitration, by one arbitrator appointed in accordance with the said rules. The seat of the arbitration shall be Madrid, Spain. The language of the arbitration shall be English.

9.6Notices. All notices required or permitted hereunder shall be in writing addressed to the Parties at their respective addresses as set forth below, unless another address shall have been designated:

If to Faes, to:

[**] Faes Farma, S.A. Via de los Poblados 3 28033 Madrid, Spain

With a copy to (which shall not constitute notice):

[**]

[**] Faes Farma, S.A.

Avenida de Autonomia l 0 Leioa, Bizkaia, Spain

If to PTC, to:

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, NJ 07080 U.S. A. Attn: [**]

With an electronic copy to: [**]

will be delivered by hand, by nationally recognized overnight courier, by registered or certified mail, postage prepaid or by facsimile, with confirmation sheet. Any and all notices to be given hereunder shall be deemed delivered on the first business day following delivery by hand, one (1) business day following delivery to a nationally recognized overnight courier for overnight delivery to the recipient and five (5) Business Days following deposit in registered or certified mail as aforesaid.

9.7Entire Agreement. This Agreement, together with certain Confidentiality Agreement, dated March 25, 2015, as amended (the “CDA”), Quality and Pharmacovigilance Agreement(s), current quotes or proposal, constitute the entire agreement of the Parties and supersede all prior representations, proposals, discussions, and communications, whether oral or in writing except as set forth in the next paragraph of this Section 9.7. This Agreement, together with the Quality Agreement and Pharmacovigilance Agreements, may be modified only through a writing signed by the Parties.

All actions performed by the Parties prior to this Agreement in accordance with the terms and provisions of the Original Agreement shall be held valid and not considered to be a breach of this Agreement. All disputes arising out of or in connection with any action performed by the Parties prior to this Agreement shall be settled under the terms and conditions of the Original Agreement.

9.8Severability. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision, which so far as possible, achieves the Parties' intent in agreeing to the original provision. The remaining provisions of this Agreement shall continue in full force and effect.

9.9Remedies. Each Party agrees that his, her or its obligations hereunder are necessary and reasonable in order to protect the other Party and the other Party's business, and expressly agrees that monetary damages would be inadequate to compensate the other Party for any breach of any covenant or agreement set forth herein. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation of this Agreement (including, but not limited to, Supply Failures as provided for in Section 5.4) will cause irreparable injury to the other Party, and that, in addition to any other remedies that may be available, in law, in equity, or otherwise, the other Party shall be entitled to seek specific performance for any breach or threatened breach, and to obtain injunctive relief against the threatened breach of this Agreement or continuation of any such breach, without the necessity of proving actual damages. No remedy provided for in this Agreement shall limit (or be construed as limiting) the aggrieved Party's right to any other remedies it may have under this Agreement or in Law, including, without limitation, the recovery of damages for breach of this Agreement, provided however that the limitations on claimable damages under this Agreements agreed in Sections 9.11 and 9.12 shall always apply, except as expressly provided in this Agreement.

9.10No Waiver. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term or condition hereof.

9.11Indemnification by Faes. Faes shall indemnify, defend and hold harmless PTC and its Affiliates and subsidiaries from and against all losses and liabilities and all damages, expenses, costs, and fees, including reasonable attorneys' fees (collectively, "Losses"), including, but not limited to, Losses arising from any claim, suit, action or proceeding (each a "Claim") brought against PTC or its Affiliates or subsidiaries by a Third Party, to the extent resulting or arising from any breach by Faes of any representation, warranty, covenant or agreement in this Agreement; provided, however, that Faes shall not be liable under any circumstance to PTC or its Affiliates or subsidiaries or to any other Third Party for any loss of profit ("lucro cesante"), special, consequential, incidental, punitive or indirect Losses arising from or relating to (a) any breach or inaccuracy of Faes' representations or warranties in this Agreement, (b) any breach by Faes of its obligations, undertakings or covenants under this Agreement and (c) any simple negligence in performing its obligations, undertakings or covenants under this Agreement, regardless of any notice of the possibility of such Losses; provided further, however, that the Parties expressly acknowledge and agree that Losses incurred by PTC involving the payment of monies to a Third Party as a result of Faes' breach of any of its representations, warranties, covenants or agreements in this Agreement (including those described in clauses (a) through (c) above)) shall not constitute (or be deemed to constitute) loss of profit ("lucro cesante "), special, consequential, incidental, punitive or indirect Losses for purposes of the exclusion in the preceding proviso.

9.12Indemnification by PTC. PTC agrees to indemnify, defend and hold harmless Faes and its Affiliates and subsidiaries from and against all Losses, including, but not limited to, Losses arising from any Claim brought against Faes or its Affiliates or subsidiaries by a Third Party, to the extent resulting or arising from any breach by PTC of any representation, warranty, covenant or agreement in this Agreement; provided, however, that PTC shall not be liable under any circumstance to Faes or its Affiliates or subsidiaries or to any other Third Party for any loss of profit ("lucro cesante"), special, consequential, incidental, punitive or indirect Losses arising from or relating to (a) any breach or inaccuracy of PTC's representations or warranties in this Agreement, (b) any breach by PTC of its obligations, undertakings or covenants under this Agreement and (c) any simple negligence in performing its obligations, undertakings or covenants under this Agreement, regardless of any notice of the possibility of such Losses; provided further, however, that the Parties expressly acknowledge and agree that Losses incurred by Faes involving the payment of monies to a Third Party as a result of PTC's breach of any of its representations, warranties, covenants or agreements in this Agreement (including those described in clauses (a) through (c) above)) shall not constitute (or be deemed to constitute) loss of profit ("lucro cesante ''), special, consequential, incidental, punitive or indirect Losses for purposes of the exclusion in the preceding proviso.

9.13Termination for Breach. In addition to the termination rights provided for in Section 5.12 (b), each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party is the other Party materially breaches its material obligations under this Agreement and, after receiving written notice under this Section 9.13 identifying such material breach in reasonable detail, fails to cure such breach within [**] calendar days after its receipt of such notice (or within [**] calendar days after its receipt of such notice in the event such breach is solely based upon the breaching Party's failure to pay any undisputed amounts due hereunder if such breaching Party fails to cure such breach within such [**] day period); provided, however, that if the Party alleged to in breach disputes such breach in good faith by written notice to the other Party within the applicable cure period (i.e., within the [**] day or, if applicable, [**] day period referred to above), then the Party alleged to be in breach shall not be deemed in breach and the non-breaching Party shall not have the right to terminate this Agreement pursuant to this Section 9.13 unless and until it has been determined in accordance with Section 9.5 that this Agreement was in fact so materially breached and the breaching Party fails to cure such breach within [**] calendar days after such determination. Any abuse or bad faith use by the breaching Party of the provisions of this Section 9.13 in order to avoid the termination of this Agreement hereunder shall be taken into account when determining the amount of damages to be paid by the breaching Party to the non-breaching Party as a result of such termination of this Agreement.

9.14Expenses. Each Party shall bear its own expenses (including, but not limited to, legal, investment banker, accountant, financial advisor fees and expenses) in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

FAES FARMA, S.A

By: /s/ Gonzalo Lopez

Name: Gonzalo Lopez

Title:

General Manager

Date 5/30/2023

PTC THERAPEUTICS, INC.

By: /s/ Michael Rice

Name: Michael Rice

Title: SVP Technical Operations

Date: 6/2/2023

Appendix 2 Faes' Hourly Rates

Faes’ Hourly Rates€[**] Euros) Per Hour